Exhibit 99.2

Chimerix Prices Public Offering of Common Stock

DURHAM, NC, June 10, 2015 – Chimerix, Inc. (NASDAQ: CMRX), a biopharmaceutical company developing novel, oral antivirals in areas of high unmet medical need, today announced the pricing of an underwritten public offering of 3,775,000 shares of its common stock at a price to the public of $39.75 per share. The gross proceeds to Chimerix from this offering, before deducting underwriting discounts and commissions and other offering expenses payable by Chimerix, are expected to be approximately $150 million. The offering is expected to close on or about June 16, 2015, subject to customary closing conditions. Chimerix anticipates using the net proceeds from the offering to fund its research and development efforts and for general corporate purposes, including working capital.

Morgan Stanley and J.P. Morgan Securities LLC are acting as joint book-running managers for the offering and Cowen and Company, LLC, Barclays Capital Inc., Piper Jaffray & Co., Stifel, Nicolaus & Company, Incorporated and William Blair & Company, L.L.C. are acting as co-managers for the offering. Chimerix has granted the underwriters a 30-day option to purchase up to an aggregate of 566,250 additional shares of common stock.

The securities described above are being offered by Chimerix pursuant to a shelf registration statement (including a prospectus) previously filed with the Securities and Exchange Commission (the “SEC”) on June 9, 2015, which has become effective by rule of the SEC. A preliminary prospectus supplement and accompanying prospectus relating to the offering have been filed with the SEC and are available for free on the SEC’s website at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to these securities, when available, may be obtained for free by visiting the SEC’s website at http://www.sec.gov, or alternatively from Morgan Stanley, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, or from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 866-803-9204.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Chimerix

Chimerix is committed to the discovery, development and commercialization of novel, oral antiviral therapeutics designed to transform patient care in areas of high unmet medical need. Chimerix was founded in 2000 based on the promise of its proprietary lipid technology to unlock the antiviral potential of some of the most broad-spectrum antivirals by enhancing their antiviral activity and safety profiles in convenient, orally administered dosing regimens. Chimerix's lead product candidate, brincidofovir (BCV or CMX001), is an oral nucleotide analog that has shown broad-spectrum antiviral activity against all five families of dsDNA viruses that affect humans, including cytomegalovirus (CMV), adenovirus (AdV), BK virus and herpes simplex viruses. In addition, Chimerix has an active discovery program leveraging its lipid technology and the Chimerix Chemical Library, both focusing on viral targets in areas of high unmet medical need.

CHIMERIX, INC.
2505 Meridian Parkway, #340	Tel: (919) 806-1074
Durham, NC 27713	Fax: (919) 806-1146

Forward-Looking Statements

In addition to historical facts, this press release contains forward-looking statements that involve a number of risks and uncertainties such as those, among others, relating to Chimerix’s expectations regarding the completion, timing and size of its public offering and the expected proceeds therefrom. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the offering, as well as risks and uncertainties associated with Chimerix’s business and finances in general, and the other risks described in Chimerix’s annual report on Form 10-K for the year ended December 31, 2014, as amended, quarterly report on Form 10-Q for the quarter ended March 31, 2015 and other filings with the SEC. Chimerix undertakes no obligation to update the statements contained in this press release after the date hereof.

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CHIMERIX CONTACT:

Joseph T. Schepers

Executive Director, Investor Relations and Corporate Communications

jschepers@chimerix.com

919-287-4125

CHIMERIX, INC.
2505 Meridian Parkway, #340	Tel: (919) 806-1074
Durham, NC 27713	Fax: (919) 806-1146